The following scripts contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. References made in the scripts, in particular, statements regarding:

o future financial and operating results
o the  proposed  AOL/Time  Warner  merger
o new  markets,  products,  services, features  and  content
o subscriber,  usage and  commerce  growth
o timing  and benefits of  acquisitions  and other  alliances
o new  platforms  and access and distribution technologies

such statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to obtain, or meet conditions imposed for, governmental approvals for the merger; failure of the AOL or Time Warner stockholders to approve the merger; the risk that the AOL and Time Warner businesses will not be integrated successfully; costs related to the merger; inability to further identify, develop and achieve commercial success for new products and services and access and distribution technologies; increased competition and its effects on pricing, spending, third-party relationships, and the subscriber base and revenues; inability to establish and maintain relationships with commerce, advertising, marketing, technology and content providers; risk of accepting warrants in certain agreements; risks of new and changing regulation in the U.S. and internationally.

         For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, especially in the "Forward-Looking Statements" section of the Management's Discussion and Analysis section of the Company's Form 10-K for the fiscal year ended June 30, 1999 and the Risk Factors section of the Company's S-3 filing that became effective in November 1999.

                              Case Earnings Script

Thank you all for joining us. This is an exciting time for both America Online -- and for the interactive medium. As we enter the Internet Century, we believe our company is uniquely positioned to lead the next wave of explosive growth.

I'm going to lead off today with a topline review of our record-setting second quarter. Then I'll take a minute to talk about the priorities we have established as we start the integration process that will join the forces of America Online and Time Warner.

Finally, Bob will give you a full operational overview of the quarter, along with some thoughts on the opportunities we see for the Time Warner combination, and Mike then will give you a closer look at the quarter's financials.

As today's results show pretty clearly, AOL's operational performance strongly positions us to extend the leadership of our current brands and make the most of new business opportunities.

We could not be more pleased with these record results for the quarter. Our revenues increased 41% over last year to $1.6 billion. Subscription revenues reached the $1 billion mark for the first time, and -- growing even faster -- our advertising, commerce and other revenues rose 79% to a record $437 million.

Once again, we set a record for quarterly membership growth, with more than 2.1 million new subscribers -- 1.8 million net new members on AOL and more than 300,000 net new CompuServe members. This put us over the historic 20 million membership mark on the AOL service, which finished the quarter with a total of
20.5 million members.

And AOL International continued its accelerating growth, with our European joint venture growing to 3.1 million members and the launch of our first Latin America service in Brazil. Including CompuServe and the newly gained Gateway.net subscribers, we had a total of 23.8 million subscribers at year's end.

So, I'm proud to say that we closed out 1999 with the strongest performance in AOL's history - and it matched our strong commitment to building a medium we can be proud of. During this quarter, we launched a number of initiatives to benefit society -- from My Government, a Web site to help citizens connect with their government to Helping.org, the e-philanthropy Web site.

And together with our industry and community leaders, we launched the Digital Divide Network and PowerUP - two new programs to ensure that no one gets left behind in the Internet Century.

So that's how we closed out the last year of the 20th Century - and, needless to say, we kicked off the first year of the new millennium with our historic merger with Time Warner. We believe that this partnership will change the landscape of media and communications - creating a company with unmatched capabilities that is uniquely positioned to capitalize on all of the opportunities of the next Internet Revolution.

Our merger with Time Warner is a bold step that will extend our leadership as the interactive medium moves into the next wave of explosive growth - accelerating the growth of our respective businesses across the board, and positioning us to create new businesses with major market opportunities. We will draw on one another's strengths, combining the force of America Online's superior distribution capacity and Internet expertise with Time Warner's unsurpassed content and cable assets.

Together,   we  will   dramatically   advance  the   convergence  of  media  and
entertainment, communications, and the Internet; and we will build bridges linking the television, the telephone and the PC to create new and enhanced services.

And make no mistake: This merger is not just about putting different forms of media together. It is about creating something new and powerful -- a truly mass-market interactive company, providing services on a global level that will become even more central to people's lives.

When it comes to valuing our combined company, we realize that we are creating an enterprise that has no direct comparable. Clearly, the new company will be an Internet-powered enterprise and the unquestioned leader in interactive services. We believe AOL Time Warner will grow EBITDA by about 30 percent -- which is comparable to the growth rates of other leading Internet powered companies like Cisco and Microsoft.

Given the trading multiples leaders like these enjoy in the market today, it is clear that there is lots of value to be created for our shareholders, and we look forward to doing just that.

So, let me take a few minutes to explain to you what our priorities are in putting this new company together.

First, we will focus on ensuring that our new company is organized and ready to move fast to take advantage of the huge opportunities to grow terrific new businesses. With all the necessary resources in-house, and no obstacles to using them, the new Company will have a free hand to innovate with flexibility and speed.

As you probably know, on the day the merger became public, we announced several exciting agreements that immediately build on the strong relationships between the two companies. For example, America Online and Time Warner will combine our assets to create new expanded services across a range of America Online brands, including AOL, AOL Instant Messenger, Digital City, AOL MovieFone and AOL Search
 ... covering categories such as music, entertainment, broadband content and access, news, technology and telephony.

In fact, we are ready now to begin reinventing television for the 21st Century -- applying some of the lessons we've learned over the past ten years to create new levels of personalization and interactivity never before seen on television.

Second, we will structure AOL Time Warner with great clarity to empower our combined roster of incredibly talented, entrepreneurial executives - boosting their ability to react quickly and compete successfully on Internet time.

Third, we will make sure that all 80,000-plus employees know that they are agents of change -- working to make a difference in the world. We know the best way to attract and retain talent is to offer people at every level the chance to be part of something bigger than just a successful business, as important as that is.

Fourth, we will work to make the most of cost-saving and revenue-producing synergies. We will see spectacular new economies of scale for our technologies
 ... along with tremendous potential for cross-promotion and audience building across all of our world class brands. And, of course, with bigger audiences across multiple brands, we can more efficiently package advertising and commerce opportunities.

Fifth, we will make certain that the combination of these two companies keeps consumers at the center. Staying focused on the needs of consumers is what built both of our companies, and it is what will make AOL Time Warner great into the future.

Together with Time Warner, we have learned a good deal about introducing innovative new technologies and content to consumers. We know that they want convenience and ease-of-use, at a predictable price, and they want access from anywhere at anytime. And we totally appreciate that we are not just selling products; we are enabling a new way of life.

And, finally our new Company will continue working to fulfill AOL's central mission of building a medium that benefits society. We will remain focused on bridging the digital divide, ensuring privacy and making the Internet safe for children.

That, and more, will help us make AOL Time Warner the most valuable company - and the most respected company, in the world.

Now let's hear from Bob...

                           Pittman 2Q Earnings Script

Thanks, Steve, and good afternoon, everybody.

For the second time in just over a week, we are delighted to talk to you about more great news on America Online and the interactive medium itself.

The quarter's exceptional results underscore the powerful momentum behind our global businesses, and how we can use our cost-effective infrastructure to accelerate growth across all of our brands -- both our paid subscription services and our free Web services -- around the world.

And we are seeing the medium increasingly reach more and more of the mass market audience, e-commerce become more and more a part of people's daily lives, the Internet truly turning more and more into an international phenomenon, and more and more tangible extensions of interactivity beyond the PC.

Today, we are taking the first steps onto the next stage of the Internet's development, and America Online is once again leading the way. Our merger with Time Warner is at the heart of that move.

Together, AOL Time Warner is the first company to have all the world-class brands, unmatched infrastructure, technological expertise, and shared vision to take full advantage of the Internet's real potential -- creating growth and innovation.

What I would like to do today is take a few moments to offer some more perspective on the merger, and then review this quarter's across-the-board success with some specific thoughts on how the incredible combined capabilities of the new company will drive us forward much faster than either of us could achieve alone.

First, I would like to give you a brief update on the merger transition that already is underway. As you know, I sit on the task force with Dick Parsons, Ken Novack and Richard Bressler. We had a very productive meeting a few days ago and have talked every day since our announcement. We have also set up several teams among our executives to start focusing on a range of operational issues.

And, to the extent permitted, we are meeting with each other's executives on a range of new commercial agreements. Jerry Levin, Dick Parsons and Richard Bressler came here to Dulles and met with our top executives. So we are off to a strong fast start and I can promise you we will keep up this pace.

As you know, Time Warner and we were able to put together 10 deals in a single weekend before the merger announcement -- involving household names like CNN, AOL, In Style magazine, Time Warner Music Group, and MovieFone. That should begin to give you a sense of how rich the possibilities are.

Because AOL Time Warner will be the first large-scale Internet company, we will benefit hugely from all the first-mover advantages of being a pioneer. As we also know, traditional measures often fall short of capturing the value of combinations that break paradigms.

I know partly what's on your minds is what the growth rate will be for the new company. Let me address that head on. With the combined company's assets, there are many significant opportunities for us to drive dynamic growth. Today, I will discuss some of the exciting possibilities in just five major categories - music, subscriptions, cable, telephony and cross-promotion - and help fill in the blanks for you on each in a few moments.

Over the past few decades, there have been businesses with top brands, solid earnings, big customer bases, and significant habitual usage that are utterly transformed by a dynamic catalyst. These companies, or whole industries, then have shot up to new and dramatically higher growth rates almost immediately after this transforming change.

In the 1970s through the early 1980s, the music industry was in the doldrums and cable was only a Mom & Pop industry that just provided a way to get distant broadcast TV signals.

In 1979, the net dollar shipments of recorded music reached $3.7 billion. Only after the introduction of the compact disk did music shipments finally surpass $4 billion -- in 1984 -- with $4.4 billion.

Because of the compact disk, the entire music business was able to reinvent itself with new consumer demand -- becoming one of the big growth industries of the 1980s and 1990s -- exploding to a $13.7 billion industry by 1998, with the sales of CDs moving from $17 million in 1983 to over $11 billion in 1998.

A similar transformation took place in the cable industry after the emergence of satellite delivery of cable networks to local systems. Networks like HBO, CNN, and TBS took advantage of the cable infrastructure to literally create incredible value where there was none just a few years before.

Again, a slow growth rate was transformed into a high growth rate. For example, total cable subscription revenues in 1975 were $883 million -- shooting up to $2.6 billion in 1980 and $17.5 billion in 1990 -- and then it headed even higher with $33.5 billion in 1998.

Behind the merger is our strong confidence that you will be seeing the same explosive and transforming growth with AOL Time Warner -- if not even more spectacular. In a world where -- as Andy Grove reminds us -- all businesses eventually will be Internet businesses, AOL Time Warner's combined capabilities will give it limitless potential and make it the hallmark of this global revolution.

So, in short, the Internet is that catalyst to transform growth rates. Indeed, it's going to make cable networks and the CD, in comparison, seem like small transformations.

That's because the extraordinary assets of these two companies never overlap, but everywhere complement one another. Each holds the other's missing pieces. AOL Time Warner will be able to capture unique value that neither America Online nor Time Warner could ever hope to approach on their own.

Our Internet expertise, well-known brands, infrastructure and audience will have an electrifying effect on the value of Time Warner products and businesses.

Let me take you through just a few possible examples from subscriptions and marketing to broadband and advertising sales.

With HBO, Time, Inc., and Time Warner cable, Time Warner has nearly 100 million subscriptions. AOL and CompuServe have over 23 million. The ability to move a meaningful portion of the Time, Inc. subscriptions to AOL's "evergreen" billing and selling new subscriptions at almost no incremental cost dramatically alters the economics of the magazine business.

Likewise, the ability to sell AOL subscriptions through all these Time Warner products at virtually no cost has -- as you can see -- a huge impact on the bottom line. And the brand advertising and cross-promotion with all Time Warner is just as efficient, leading to big savings - especially when you consider we now spend nearly $1 billion annually on marketing at AOL alone.

And, of course, we will have significant cost-savings beyond just marketing and subscription sales. Think about call centers, data centers, and customer service.

Another example of creating new value is broadband. Using our infrastructure, we will be able to provide Time Warner cable with a cost structure for operating broadband services that it could not reach on its own.

Remember, too, broadband is an upgrade market, and we have half of all online customers today in the US. That means we have a unique opportunity to upgrade these members at almost no marketing cost and without asking them to change brand preference -- an advantage no other company can replicate.

Also, keep in mind the great efficiency that we have in advertising & commerce sales. A recent Myer's Group research study found that the three media companies most sought after by marketing leaders are America Online, Time Warner, and Turner Broadcasting. Imagine the power of having them all under one roof.

Finally, using the AOL infrastructure, we'll be able to build, launch and operate interactive extensions for all Time Warner brands - giving them immediate major reach at a fraction of the cost of Time Warner doing it on its own. Right now, for example, we operate our Web portals, ICQ and AOL.COM, at about 20% of the cost of free-standing competitors like Yahoo! or Lycos - a clear example of the economics of a shared infrastructure.

Let me turn now to the second quarter's record results that show America Online's multiple brands continued to expand their scale and usage across every meaningful consumer platform -- an indication of the power of the catalyst that will be used to create new value when combined with Time Warner's existing businesses.

We're going to cover them all from AOL and CompuServe to ICQ and Netscape to Spinner and Winamp. We've got all good news and many connections to make to Time Warner, so my talk today may take a few minutes longer than usual.

Our paid subscription services topped a total of 23.8 million members - a new record -- and our free Web services total 135 million registered users and counting Netscape's browser users, it climbs to over 200 million. Combined, they now have unduplicated reach to 80 percent of all Internet users in the US.

This all starts with our flagship AOL service, which passed the historic 20 million mark in December and finished the quarter with 20.5 million members. At the same time, average daily usage increased to 57 minutes by year's end, up from 48 minutes in 1999's second quarter, and now has reached 63 minutes. Peak simultaneous usage has hit 1.4 million members, supported by a continued network buildout.

A major driver of this record subscriber growth and usage is our next-generation software, AOL 5.0, which today accounts for almost 60 percent of current usage. AOL 5.0's "My Calendar" is our most popular new feature ever, with almost 6 million subscribers setting up the personal scheduler.

Our value brand, CompuServe 2000, continued its success with a record 441,000 new members, and ended the quarter with more than 1 million total. We are enhancing the member experience through new features, such as CompuServe Calendar and CompuServe NetMail, and through new partners like Net2Phone.

In addition, with our Gateway agreement, we now operate Gateway's customized online service, which had 746,000 paid subscribers at the end of the quarter. Later this year, we will launch another customized service with Wal-Mart.
Because of our efficient shared infrastructure, we are able to operate these services at a fraction of the cost of a stand-alone operation and reach even more new members.

Our free Web services also are in full stride. ICQ passed the 50 million registrants milestone in December, and continues to add over 90,000 each day. The ICQ network also supports more than 1.2 million peak simultaneous users - second only in the world to the AOL service. ICQ was download.com's most downloaded software in 1999 -- outpacing the rest of the top 10 combined.

Over the next 6 months, ICQ will launch two new versions of its award-winning product that will offer new, advanced features -- including localized language capabilities, e-commerce offerings, free personal homepages, as well as ICQ Radio and Calendar -- to enhance the user experience.

AOL Instant Messenger, with more than 70 million users including the AOL community, has just expanded its base with a custom version for Lycos' 32 million registered users.

During the quarter, the Sun-Netscape Alliance launched a number of new products for Net Economy including Internet bill presentment and payment, and announced new relationships with such leading companies as Cisco Systems, First Union, and the Vanguard Group. Earlier this month, the Alliance launched partnerships with IBM, Nortel Networks, and Vodafone AirTouch, which will use iPlanet infrastructure and communications software for its global network of wireless carriers.

During the quarter, Netscape Netcenter's total registered users climbed 3.7 million to 24.4 million. We introduced a new homepage for Netcenter, as well as launched Netscape Radio, which uses Spinner, and Winamp on Netscape Communicator
4.7. In addition, AltaVista and AT&T WorldNet licensed our Internet search director -- the Netscape Open Directory Project. And, today, Netscape and Citibank, an anchor tenant in Netcenter's Personal Finance Center, introduced the official Netscape Platinum MasterCard.

And thanks to our pending acquisition of Mapquest.com announced during the quarter - combined with DCI - AOL brands will be able to offer users and partners a comprehensive local package incorporating directions, shopping, dining, movies and other entertainment options -- over the PC and via cell phones, Palm Pilots, and other non-PC devices.

Our music sites continue to be the most popular and powerful on the Web. Spinner recently introduced its "Playlist-To-Go," and WinAmp -- the world's favorite music player -- has redesigned its navigation, tools, and interface to make downloading and listening easier and more enjoyable.

But we're not resting on our laurels. We've also continued to focus on improving the member experience across our services with new content and services from a range of popular brands.

** The 100-million-dollar agreement with Monster.com;

** An agreement to make Electronic Arts responsible for all content on AOL's Games Channel.

Most importantly, we never forget that the consumer experience is what this business is all about -- and that powerful branded partners attract users, and create value for the service that delivers them. That brings us back to the Time Warner deal.

AOL  Time  Warner  will be able to do for  music  what AOL did for  e-mail.  Our
Cyberstudy showed that more than 60 percent of young users 18 to 24 are downloading music, and that more than three-quarters of 9 to17 year-olds are interested in downloading music.

The most amazing point about digital downloads is that it has this kind of success already, yet it requires a good bit of technical savvy and still is hard to do. Once we make online delivery easy and convenient, we will be able to build community and commerce around Warner Music Group's valuable music assets -- creating new value for America Online and a new delivery vehicle for Warner Music.

And you can see the power of online movie promotion in our highly successful collaborations with Time Warner for Austin Powers and of course, You've Got Mail. But that's just scratching the surface of what we can achieve in cross-promotion and even content services with MovieFone and the other AOL brands, especially as we move to new forms.

As I mentioned earlier, you should also think about magazine subscriptions sold through our paid online services. It has even more immediate bottom-line implications.

Stepping beyond the content and marketing arena, our ICQ and AIM communications platforms are a fantastic fit for Time Warner's cable systems as they move toward cable telephony.

I can tell you that AOL's programming and technology teams are chomping at the bit to work with their counterparts at Time Warner, and we can't wait to turn them loose.

Another area in which we made big additional strides in the last quarter was further leveraging our marketing resources. Despite our record growth, marketing spending this quarter was lower, at 14.3% of revenues, than last year's second quarter -- even as marketing spending by other online companies soared to record levels.

Our new alliance with Gateway, was an important new alliance. For the first time, the country's biggest seller of consumer PCs is featuring AOL, while we operate their Gateway.net service.

Gateway recognized something fundamental: That when it came to making its way in cyberspace, both in operating an online service and reaching interactive audiences, it would be an enhancement to their business to join forces with us and capitalizes on our expertise, efficiency and market reach than it would be for them to build from scratch.

Today, Gateway and we announced the launch of pilot programs to introduce DSL access -- through the "Connect with Us" section of local Gateway Country stores in Maryland and San Diego.

Our Gateway alliance, in a way, is a microcosm of the big benefits to be realized from the AOL-Time Warner merger. Our two companies, combined, have over 100 million paid subscriber relationships -- and literally hundreds of millions of other users. CNN alone has a worldwide reach of one billion.

That's why so many of the first round of commercial agreements we reached involved flexing that cross-promotional and marketing muscle. Most of those savings will drop to the bottom line.

Let's move on to e-commerce. As Steve has told you, AOL has hit a new high in revenues. A big part of that involved the growth we are seeing in advertising, commerce, and other revenues, which have grown to 27 percent of our total revenues. Our consolidated backlog of advertising and commerce revenue rose to more than 2.4 billion dollars at the end of the quarter.

Helping to drive this success is America Online's standing as the most sought-after media company in today's advertising/marketing world.

Our  continuing  success  in  this  area is  clearly  driven  by the  increasing mass-market acceptance of e-commerce -- as illustrated by yet another industry-leading holiday season. Online retail sales by AOL members more than doubled from last year to 2.5 billion dollars during the 1999 holiday shopping season -- accounting for half of the $5 billion in Forrester's estimated total online holiday retail sales. The average AOL buyer spent a total of $300 online in goods and services this holiday season -- up 50% from 1998.

This year, our Shop@AOL strategy lifted the online shopping experience into the mainstream with new, state-of-the-art tools designed around the interests and styles of shoppers. Ninety-five percent of existing e-commerce merchants not only renewed their current agreements, they expanded their partnerships. More people used Shop@AOL for their holiday shopping than used the top four Internet e-commerce portals combined.

Where does the Time Warner deal fit into this context? AOL Time Warner will be able to offer packages that leverage our unparalleled audience reach across the spectrum of interactive properties, publishing, television, music and cable. In short: "location, location, location" -- to an extent never before seen online or off. From books, videos and sports to financial services, travel and communications -- you name it -- the potential of our combined brands for e-commerce is endless.

With an eye to the world outside of the US, I'm pleased to report that AOL International showed strong growth in both subscribers and new markets during the quarter. We want to thank Jack Davies for his great years of leadership at AOL International and welcome Michael Lynton, our new President of AOL International.

As Steve noted, membership in AOL Europe surged past 3.1 million. And, last quarter, Media Metrix ranked the AOL service across Europe as #1 in online usage -- the strongest indicator of customer loyalty and e-commerce potential -- with AOL members averaging 30 minutes online daily compared to less then three minutes for the users of search portals.

In the UK, because most of the other ISPs choose to compete in the value segment, AOL has shown record growth during the quarter as the premium service in the much larger and profitable mass market segment. Meanwhile, our subscription-free service, Netscape Online, has become one of the leaders of the value market with more than 330,000 registered users. AOL Germany also showed record growth during the quarter, becoming the first AOL International service to surpass 1 million members.

Following the successful launch of AOL Hong Kong in September, our drive into new countries and regions continued with the introduction of America Online Brasil in November. Later this year, we'll extend our reach in the fast-growing Latin America market with AOL service launches in Argentina and Mexico.

And with two-thirds of its registrants living outside the US, ICQ is the leading international service. Eight million registrants use ICQ everyday, and the average user now keeps it on the desktop for 3 hours, and actively uses the service more than 1 hour each day.

International is yet another area in which the Time Warner merger will serve as a tremendous catalyst for further growth. Not only does Time Warner operate in more than 100 countries with thousands of employees abroad, but America doesn't have a more popular export than its news, entertainment and music properties. They will provide a huge competitive advantage in attracting audiences abroad.

Finally, the last quarter saw great advances in our AOL Anywhere strategy. And this month, we previewed AOL TV to rave reviews at the Consumer Electronics
Show. We will launch AOL TV later this year to create a whole new television-watching experience -- using interactivity to improve people's favorite at-home activity.

We have also just launched AOL e-mail on the Palm Computing platform -- with thousands of members already using the service -- and announced deals with Casio, Hewlett Packard and Compaq to offer AOL mail over their palm-top PCs.

The AOL Anywhere strategy was further strengthened by our acquisition of Tegic Communications, the global leader in text entry solutions for mobile devices, including most cell phones. As part of America Online, Tegic will continue to operate as a separate business unit out of Seattle, where it will enhance T9 Text Input, as well as other text-based functions, for a host of wireless devices.

AOL Anywhere is yet another area in which the Time Warner merger will provide an irresistible catalyst for growth. With its combined programming, audiences and technology, Barry Schuler and his team are tremendously excited about leveraging the Time Warner properties over AOL TV and creating entirely new types of entertainment on that platform, as well as all the companion devices.

News, financial, sports and entertainment content from Time Warner properties -- not to mention a range of new commerce opportunities -- will fill the growing pipeline for these mobile devices. As we follow our members anywhere and everywhere, the AOL Time Warner merger will ensure we give them every reason to stay connected.

So, all in all, it was a remarkable quarter in which AOL continued its spectacular growth and momentum in the same way we always have: by focusing on what our consumers need and want.

Our incredible progress over the last quarter -- and our kickoff of the first company built for the Internet Century -- demonstrate that we will continue to build value for consumers through the creation and development of powerful brands that meet their needs.

To turn a popular saying on its head, "everything new is new again."

This industry started over this week. AOL Time Warner represents a rare opportunity for the market to get in on the ground floor of an all-new medium like nothing we've ever seen before.

So if you think I'm excited about where AOL is today, and where we'll be tomorrow with Time Warner, you're exactly right!

                             Kelly Earnings Script

Thanks Bob.....

As you've heard from Steve and Bob, we had a very strong quarter on all fronts. What I would like to do today is review the consolidated results for the quarter as well as provide some thoughts on the valuation issues associated with our merger with Time Warner.

Once again, AOL's results underscore the positive trends in all of our operations, as well as how we translate our success with consumers into strong financial results.

In  addition  to  our  record   membership  gains,  the  strong  growth  we  are
experiencing in key metrics like online shopping and time spent online all indicate that our strategy of putting the consumer first is continuing to pay off. We are continuing to build multiple brands and multiple revenue streams, as well as extending the reach of our efficient infrastructure into new market segments and into new profitable revenue opportunities.

Key take-aways from the quarter:

We grew subscribers for AOL and CompuServe by 2.1 million, a 31% increase over our growth a year ago. This represents a record quarter for both AOL and for CompuServe.

With registration for our Web-based brands more than doubling in the past year to some 135 million.

We produced robust growth in Advertising, Commerce and Other revenues - up nearly 80% percent on a year over year basis. And, a 25% increase on a sequential basis.

This strong top-line growth and our continued focus on expense control drove a 160 basis point improvement in operating margins over the September quarter, to a new high of 19.7%.

Once again, we saw strong increases in EBITDA 108% and in free cash flows.

Clearly, all this amounts to a strong performance by any measuring.

Now let's review the consolidated results for the quarter in a little more detail.

Consolidated revenues for the quarter were $1.6 billion, an increase of 41% over last year. Subscription revenues were $1.1 billion, up 36% year over
year.....making  this the  first  quarter  in which  our  subscription  revenues exceeded the billion dollar mark.

Our multi-brand strategy is clearly succeeding with the AOL brand continuing as the premier service in the mass market and with CompuServe as the clear leader in the value segment. Member retention has continued to improve for AOL, and has reached the highest levels we've ever seen. And when you think about the fact that in January, our average daily usage rose to 63 minutes a day, you begin to see how well we are positioned to execute in the years ahead.

At the end of December, we had 20.5 million AOL brand subscribers worldwide, an increase of 2.9 million in the first two quarters of our fiscal year. This growth trajectory puts us on track to comfortably meet our full-year target of approximately 5 million net adds for the AOL brand.

We added 440,000 CompuServe 2000 members during the quarter, putting total CompuServe 2000 members to over 1 million and combined CompuServe 2000 and CompuServe Classic membership to 2.5 million.

Additionally, this quarter for the first time we have added a new category of subscribers called Custom Solutions subscribers. These are subscribers to alternate branded services that we provide in conjunction with our partners like Gateway and Wal-mart. This category currently includes the base of approximately 740,000 Gateway.net subscribers -- which are over and above the 2.1 million new subscribers added by AOL and CompuServe services.

Advertising, Commerce and Other revenues continues to be our fasting growing component of revenue, reaching $437 million in the quarter. That's up almost 80% year over year and a healthy 25% from last quarter. This total includes $352 million in Advertising and Commerce, $47 million in Merchandise, and $38 million in Other revenues. Looking just at the Ad/Commerce portion, we saw sequential revenue growth of $80 million or more than 29%. That absolute growth -- not to mention, the percentage growth -- compares very favorably with other Internet companies and demonstrates AOL's ability to grow this business at a rapid rate even though we're growing from a substantially larger base.

In total, Advertising, Commerce and Other revenues now represent 27% of revenues, which compares with 21% a year ago. Advertising, Commerce revenues per member have grown from $4.31 per month a year ago to $5.83 per month in the December quarter.

During the quarter we signed 28 multiyear deals in excess of $1 million and Backlog now stands at $2.4 billion, up $365 million from last quarter. And over three times the size of our backlog last December.

Our Enterprise Solutions business continues performing to our expectations. Notably, this business signed nearly twice the number of $1 million-plus deals this quarter than just a quarter ago.

Moving down the income statement and starting with gross margin. Despite the fact that we added 1.2 million domestic users, 227,000 modems, and saw average daily usage climb to 57 minutes, we expanded gross margins from 46.1% last quarter to 48.8% this quarter. Our increasing scale drives operating and cost efficiencies -- indicated by the 10% sequential decline in average network cost per hour.

In the quarter, we generated EBITDA of $453 million, an increase of 17.4% sequentially. EBITDA margin has risen from 26.3% to 27.9% over the same time period. And over the last four quarters, we produced $1.4 billion in EBITDA.

Free-cash flow for the quarter was $109 million versus $89 million a year ago, an increase of 22.5%.

There were three  non-recurring  events reported this  quarter.....that  are not included in the numbers I've just discussed with you.

First, we recognized a one-time gain of $111 million from our investment in Sandpiper, which was acquired by Digital Island in December. Second, we recorded a one-time marketing expense of $30 million in connection with our acquisition of Gateway.net subscribers. And, third, there's $5 million in merger-related expenses associated with the Tegic acquisition, which closed in November.

Moving now to Time Warner, clearly we are confident in our ability to drive superior results, successfully executing on the opportunity and driving a substantial increase in cash flows once the merger is consumated As you might imagine, we've spent a good deal of time thinking through the valuation issues related to the AOL Time Warner merger. Let me share some of our thoughts:

We have said that the opportunities and synergies that Bob outlined earlier will drive incremental revenue and EBITDA growth that neither AOL nor Time Warner could achieve on its own.

The combined company will have a revenue base in excess of $40 billion in our first full year - and EBITDA of approximately $10 billion.

And our plan to achieve an increase in EBITDA in excess of $1 billion is not included in these totals above.

This would mean that the EBITDA growth rate for the combined company would be in the range of 30% in `01.

When you look at such companies as Microsoft, Cisco and Oracle - market leaders in their segments - their expected EBITDA growth rates are either lower than our targets or roughly the same as AOL Time Warner. Yet their shares have significantly higher EBITDA multiples than the implied multiple for AOL Time Warner. For instance, AOL Time Warner will have approximately the same EBITDA growth rate as Cisco, however they are trading at two times the multiple. And Microsoft, which is estimated to have EBITDA growth of approximately 20%, is trading at an EBITDA multiple which is 40% higher than the new company.

In addition, the leader in any segment trades at a premium to the sector. As the results we announced today underscore, AOL has dramatically strengthened its leadership in Internet consumer services. And, by integrating our assets and capabilities with the rich content, strong brands and infrastructure of Time Warner, we will create an even more valuable Internet Media and Communications company.

Now let me hand the call back to Steve for your questions.